UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 7, 2007	000-52495
Date of Report (Date of earliest event reported)	Commission File Number

PACIFIC COPPER CORP.
(Exact name of registrant as specified in its charter)

Delaware	98-0504006
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1226 White Oak Blvd., Suite 10A Oakville, Ontario L6H 2B9
(Address of Principal Executive Offices) (Zip Code)

905-845-1839

(Registrant’s telephone number, including area code)

Item 1.01	Entry into a Material Definitive Agreement

On August 9, Pacific Copper Corp. (the “Company”) and Andrew A. Brodkey executed an employment agreement (the “Employment Agreement”) pursuant to which the Company has retained Mr. Brodkey as President and Chief Executive Officer.

The Employment Agreement has a two-year term commencing on August 2, 2007, unless the terminated earlier pursuant to the terms of the Employment Agreement. Mr. Brodkey’s base salary is $132,000 per year. Mr. Brodkey also received 1,700,000 incentive options to purchase shares of the Company’s common stock at $0.50 per share. Such stock options have a term of five years commencing on August 1, 2007, and vest as follows: 200,000 options vested as of August 1, 2007 and the balance will vest at the rate of 66,666 options per month commencing on January 1, 2008.

Mr. Brodkey is a mining engineer and a lawyer. He graduated with distinction with a B.S. in Mining Engineering from the University of Arizona in 1979. Mr. Brodkey earned a law degree, cum laude, from Creighton University in 1982. He worked at the Denver, Colorado law firm of Gorsuch, Kirgis, Campbell, Walker and Grover as an associate specializing in natural resources and environmental law from 1982 until 1987. Subsequently, Mr. Brodkey joined Magma Copper Company, a NYSE-traded mining company in 1987, where he held various positions, eventually succeeding to the role of Vice President and General Counsel in 1992. Following Magma’s acquisition by BHP in 1996, he remained in a senior legal position with BHP Copper Inc., and in 2000 moved to the position of Vice President, Business Development for BHP Copper. Following his departure from BHP in 2002, Mr. Brodkey held the position of Managing Director of the International Mining & Metals Group of CB Richard Ellis, Inc (“CBRE”), where he was responsible for creating and building the mining property practice of CBRE.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Todd Montgomery; Appointment of Andrew A. Brodkey

The Company accepted the resignation of Todd Montgomery as President and Chief Executive Officer on August 7, 2007. There were no disagreements between the Company and Mr. Montgomery with respect to the Company’s operations, policies or practices. Andrew A. Brodkey became President and CEO of the Company as of August 9, 2007 and was appointed to fill a vacancy on the Board of Directors and made Chairman of the Board as of August 9, 2007.

Resignation of Brent Walter from the Board of Directors; Appointment of Harold Gardner, David Hackman and George Orr to the Board of Directors

The Company accepted the resignation of Brent Walter as a Director on August 7, 2007. There were no disagreements between the Company and Mr. Walter with respect to the Company’s operations, policies or practices.

The Company appointed David Hackman, Harold Gardner and George Orr to fill vacancies on the Board of Directors as of August 9, 2007.

Mr. Hackman is a geologist with over 35 years' international experience specializing in the evaluation of leachable metal deposits and he is credited with the Piedras Verdes ore body in Mexico. Mr. Hackman is a principal shareholder of Pacific Copper LTDA, a limited liability partnership organized under the laws of Chile (“Chile Co.”). On April 11, 2007 the Company and Chile Co. entered into an agreement pursuant to which the Company intends to acquire a substantial interest in Chile Co. through a share exchange agreement, with the result that the Company would acquire an indirect interest in certain mineral concessions held by Chile Co.

Mr. Gardner has been involved in the private mining sector for the past 26 years and has extensive experience in exploration of precious and base metal properties, as well as industrial mineral properties in Latin America. Mr. Gardner has served as a consultant, officer, and director of 17 different mining companies and private investment funds, and currently sits on the board of four companies in Mexico, Peru, and Chile. Mr. Hackman is a principal shareholder of an entity organized under the laws of Peru (“Peru Co.”) As of April 11, 2007 the Company and Peru Co. entered into an agreement pursuant to which the Company intends to acquire a substantial interest in Peru Co. by virtue of a share exchange agreement with the result that the Company would acquire an indirect interest in certain mineral concessions held by Peru Co.

Mr. Orr is a self-employed Chartered Accountant with over fifteen years of accounting and consulting experience in private and public company administration, governance, audit procedures and reporting requirements. In July of 2005, Mr. Orr was appointed Secretary and a director, and in November 2005, he was appointed Chief Financial Officer of Valcent Products Inc. In December of 2006, Mr. Orr was appointed a director, Chief Financial Officer and Secretary of Brocklin Capital Corporation. Mr. Orr holds a Bachelor of Commerce from St. Mary’s University, Halifax. Mr. Orr was the Company’s Chief Financial Officer from August 29, 2006 to April 30, 2007, when he resigned and was replaced by Rakesh Malhotra.

Item 9.01    Exhibits

99.1
Press release dated August 14, 2007 issued by Pacific Copper Corp. announcing the appointment of Andrew A. Brodkey, Harold Gardner, David Hackman and George Orr and the resignation of Todd Montgomery and Brent Walter.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 14, 2007	By: /s/ Stafford Kelley Stafford Kelley Secretary